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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Comforce Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMFORCE Corporation

415 Crossways Park Drive, P.O. Box 9006

Woodbury, New York 11797

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 12, 2007

As a stockholder of COMFORCE Corporation (the “Company”), you are invited to be present, or represented by proxy, at the Company’s 2007 Annual Meeting of Stockholders, to be held at the Company’s offices at 415 Crossways Park Drive, Woodbury, New York on June 12, 2007 at 10:00 a.m., New York City time, and any adjournments thereof, for the following purposes:

1.	To elect John C. Fanning, Harry V. Maccarrone, Rosemary Maniscalco, Kenneth J. Daley, Daniel Raynor, Gordon Robinett and Pierce J. Flynn to the Board of Directors of the Company for terms of one (1) year. See “Proposal No. 1—Election of Directors” in the proxy statement.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2007. See “Proposal No. 2—Selection of Independent Registered Public Accounting Firm” in the proxy statement.

3.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 26, 2007 are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of the Company’s common stock must be represented at the meeting in order to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of shares you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.

If you plan to vote at the meeting in person and your shares are held in the name of your broker, bank or other nominee, please request from such broker, bank or other nominee a letter to present to the judge of the election evidencing your ownership of the shares and your authority to vote the shares at the meeting.

By Order of the Board of Directors

Harry V. Maccarrone
Secretary

April 26, 2007

COMFORCE Corporation

415 Crossways Park Drive, P.O. Box 9006

Woodbury, New York 11797

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 12, 2007

PROXY STATEMENT

This proxy statement and the Notice of Annual Meeting and Form of Proxy accompanying this proxy statement, which will be mailed on or about May 1, 2007, are furnished in connection with the solicitation by the Board of Directors of COMFORCE Corporation, a Delaware corporation (the “Company” or “COMFORCE”), of proxies to be voted at the annual meeting of stockholders to be held at the Company’s offices at 415 Crossways Park Drive, Woodbury, New York on June 12, 2007 at 10:00 a.m., New York City time, and any adjournments thereof.

Holders of record of the Company’s common stock at the close of business on April 26, 2007 (the “record date”) will be entitled to one vote at the meeting or by proxy for each share then held. On the record date, there were 17,385,547 shares of common stock of the Company outstanding. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may withhold authority to vote for the nominees by marking the appropriate box on the accompanying proxy card, or may withhold authority to vote for an individual nominee by drawing a line through such nominee’s name in the appropriate place on the accompanying proxy card. Unless instructions to the contrary are given, each properly executed proxy will be voted (1) to elect John C. Fanning, Harry V. Maccarrone, Rosemary Maniscalco, Kenneth J. Daley, Daniel Raynor, Gordon Robinett and Pierce J. Flynn as directors of the Company, (2) to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2007 and (3) to transact such other business as may properly be brought before the meeting or any adjournment thereof.

All proxies may be revoked and execution of the accompanying proxy will not affect a stockholder’s right to revoke it by giving written notice of revocation to the Secretary at any time before the proxy is voted or by the mailing of a later-dated proxy. Any stockholder attending the meeting in person may vote his or her shares even though he or she has executed and mailed a proxy. A majority of all of the issued and outstanding shares of the Company’s common stock is required to be present in person or by proxy to constitute a quorum. Directors are elected by a plurality. The favorable vote of the holders of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on each proposal is required to approve or adopt such proposal. Broker non-votes will not be deemed to be entitled to vote on a proposal and, therefore, will be disregarded in the tabulation of the vote on the proposal.

This proxy statement is being solicited by the Board of Directors of the Company. The expense of making this solicitation is being paid by the Company and consists of preparing, assembling and mailing the Notice of Meeting, proxy statement and Proxy, tabulating returns of proxies, and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile or in person without additional compensation therefor.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Election of Directors

The Company’s Bylaws provide that the Board of Directors shall consist of from three to nine persons as fixed by the Board. Seven persons have been nominated to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. It is intended that proxies in the form enclosed granted by the stockholders will be voted, unless otherwise directed, in favor of electing the following persons as directors: John C. Fanning, Harry V. Maccarrone, Rosemary Maniscalco, Kenneth J. Daley, Daniel Raynor, Gordon Robinett and Pierce J. Flynn.

Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named above. If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors. See “Information Concerning Directors and Nominees.”

Recommendation

The Board of Directors recommends a vote “FOR” the election of each of the nominees. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Directors and Nominees

Set forth below is information concerning each director and nominee for director of the Company, including his or her business experience during at least the past five years, his or her positions with the Company and the Company’s wholly-owned subsidiary, COMFORCE Operating, Inc., and certain directorships held by him or her. Each nominee is currently a director of the Company. There are no family relationships among any of the directors or nominees, nor, except as hereinafter described, are there any arrangements or understandings between any director or nominee and another person pursuant to which he or she was selected as a director or nominee. Each director is to hold office until the next annual meeting of the stockholders or until his or her successor has been elected and qualified.

Name	Age	Position with the Company
John C. Fanning	75	Chairman of the Board, Chief Executive Officer and Director
Harry V. Maccarrone	59	Executive Vice President, Chief Financial Officer, Secretary and Director
Rosemary Maniscalco	66	Vice Chairman of the Board and Director
Kenneth J. Daley	69	Director
Daniel Raynor	47	Director
Gordon Robinett	71	Director
Pierce J. Flynn	70	Director

John C. Fanning has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since 1998. From 1997 to 1998 he was President of the Company’s Financial Outsourcing Services and Human Capital Management divisions. Mr. Fanning was the founder of Uniforce Services, Inc. (“Uniforce”) and served as its Chairman, Chief Executive Officer and President and as one of its directors from 1961, the year in which Uniforce’s first office was opened, until its acquisition by the Company in 1997. Mr. Fanning entered the employment field in 1954, when he founded the Fanning Personnel Agency, Inc., his interest in which he sold in 1967 to devote his efforts solely to Uniforce’s operations. He also founded and served as the first president of the Association of Personnel Agencies of New York.

Harry V. Maccarrone has served as Executive Vice President, Secretary and a Director of the Company since 1998 and as the Chief Financial Officer of the Company since 2000. Mr. Maccarrone, who joined Uniforce in 1988 as Assistant Vice President—Finance, served as Vice President—Finance of Uniforce from 1989 to 1997. From 1989 until 1997 he also served as Uniforce’s Treasurer and Chief Financial Officer.

Rosemary Maniscalco has served as the Vice Chairman of the Company since August 2001 and as a Director of the Company since June 2001. She has also served since 1999 as the president of Corporate ImageMakers, Inc., a consulting company that advises corporations on critical employment and timely workplace issues. Prior thereto, Ms. Maniscalco served with Uniforce from 1981 until its 1997 merger with the Company, including as a member of Uniforce’s Board of Directors (from 1984 to 1997) and as its president and chief operating officer (from 1992 to 1997). Following Uniforce’s merger with the Company, she served as the president of the Company’s Staff Augmentation division until 1999.

Kenneth J. Daley has served as a Director of the Company since 1999. From 1957 until his retirement in 1998, Mr. Daley held various positions with Chase Manhattan Bank (“Chase”) and, prior to its acquisition by Chase, Chemical Banking Corporation, most recently as Division Executive responsible for middle market business in the Long Island region. He currently serves as an audit and compliance committee member of Catholic Health Systems of Long Island and a trustee of Long Island Catholic Charities.

Daniel Raynor has served as a Director of the Company since 1998. He is a managing partner of The Argentum Group, a private equity firm, a position he has held since 1987. Mr. Raynor also serves as a director of NuCO2, Inc., which is a reporting company under the Securities Exchange Act of 1934. In addition, Mr. Raynor serves on the boards of several privately-held companies. He received a B.S. in economics from The Wharton School, University of Pennsylvania.

Gordon Robinett has served as a Director of the Company since 1998. He served as the chief financial officer, from 1990 to 1999, and as a consultant, from 1999 until 2004, to Command Security, a security services firm based in Poughkeepsie, New York. Mr. Robinett retired as the vice president—finance and treasurer of Uniforce in 1989, after more than 20 years of service.

Pierce J. Flynn has served as a Director of the Company since 2004. He has served as a Senior Portfolio Manager of Tocqueville Asset Management L.P. since February 2006. Previously, Mr. Flynn served as Vice President—Investments for Gilford Securities from September 2005 to February 2006, as Vice President—Investments of Legg Mason Wood Walker, Inc. from March 2003 to September 2005, and as President and Chief Executive Officer of Melhado, Flynn & Associates, Inc., a New York City-based broker-dealer and investment adviser firm, from 1977 until December 2002.

Meetings of the Board of Directors

In fiscal 2006, the Board of Directors of the Company conducted four meetings. Each director of the Company attended all of these meetings. Each director also attended our annual meeting of stockholders held in June 2006. Our policy is to schedule our annual meeting of stockholders at time at which all of our directors expect to be available to attend in person or by phone.

Independence of Directors

Each of Gordon Robinett, Kenneth J. Daley, Daniel Raynor and Pierce J. Flynn is an independent director as this term is defined under the rules of the American Stock Exchange. Mr. Robinett, Mr. Daley and Mr. Raynor, each of whom is a member of our Audit Committee, also satisfy the more stringent independence standards for audit committee members under the rules of the American Stock Exchange.

In considering the independence of Daniel Raynor, the Board considered that John C. Fanning, our Chairman and Chief Executive Officer, is a limited partner in a venture capital partnership of which Mr. Raynor is a managing member of a limited liability company that, in turn, is the managing member of a limited liability company that serves as the general partner of this venture capital partnership. In this regard, the Board considered that the Company holds no interest in this venture capital partnership, that the

Company made no direct or indirect payments to this venture capital partnership or to Mr. Raynor in respect of this venture capital partnership, that Mr. Fanning invested in this venture capital partnership in 1997 on the same basis as other investors, and that the compensation attributable to Mr. Raynor by reason of Mr. Fanning’s investment is not a material part of his income.

Committees

The standing committees of the Board of Directors include the Audit Committee, the Stock Option and Compensation Committee and the Nominating Committee.

The Audit Committee has responsibility for performing all functions customarily performed by audit committees of public companies, including without limitation recommending independent auditors to be retained by the Company; conferring with the independent auditors regarding their audit of the Company’s financial statements and other financial matters; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; recommending changes in financial policies or procedures as suggested by the auditors; and performing such other functions and duties as may be charged to or expected of it by the Securities and Exchange Committee and the American Stock Exchange. The current members of the Audit Committee, Messrs. Daley, Robinett and Raynor, are independent directors as within the meaning of the rules of the American Stock Exchange. In 2006, the Audit Committee held four meetings. All of the members of the Committee attended at least 75% of these meetings.

The Company’s Board of Directors has determined that the Audit Committee’s chairman, Gordon Robinett, is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission adopted under the Sarbanes-Oxley Act of 2002. See “Report of the Audit Committee.”

The Stock Option and Compensation Committee has responsibility for administering the Company’s Long-Term Investment Plan and 2002 Stock Option Plan and awarding and fixing the terms of stock option grants thereunder, and for reviewing and approving executive and employee salaries, bonuses, non-cash incentive compensation and benefits. Messrs. Daley and Robinett, the members of the Committee, are independent directors within the meaning of the rules of the American Stock Exchange. In 2006, the Stock Option and Compensation Committee held one meeting. The Stock Option and Compensation Committee has not adopted a charter.

The Nominating Committee has responsibility for nominating individuals to serve on the Company’s Board of Directors after the current annual meeting. Messrs. Daley and Robinett, the members of the Committee, are independent directors within the meaning of the rules of the American Stock Exchange. The Nominating Committee has adopted a charter to govern its structure and functions, a current copy of which is available through the Company’s website, www.comforce.com. The Committee has also adopted a policy to consider recommendations submitted in good faith by the Company’s stockholders.

The Nominating Committee will consider the qualifications of any candidate recommended by a stockholder on the same basis as any candidates recommended by members of the Committee or the Company’s Board. At a minimum, a nominee must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency. In considering any stockholder recommendations, the Committee will also consider the size and duration of a recommending stockholder’s ownership interest in the Company and whether the recommending stockholder intends to maintain its ownership interest in the Company. All current nominees to the Company’s Board are incumbents and, except as described above or in its charter, the Committee has not adopted a formal process for identifying and evaluating nominees. The Nominating Committee held one meeting in 2006. Both of the members of the Committee attended this meeting.

Director Compensation

In June 2006, the Board approved an increase of our Board of Director fees from $2,500 per quarter ($10,000 per annum) to $3,125 per quarter ($12,500 per year). This higher rate was effective for the third and fourth quarters and, as a result, in 2006, each director received fees of $11,250 for serving on our Board of Directors. In addition, Gordon Robinett received an additional $5,000 for his services as chairman of the Audit Committee. In addition to this cash compensation, during 2006 each director received options to purchase 10,000 shares of common stock under the Company’s 2002 Stock Option Plan at an exercise price of $2.66 per share. Each director is entitled to receive options to purchase 10,000 shares of the Company’s common stock upon his or her initial election to the Board and, thereafter, annually upon his or her re-election to the Board, at an exercise price equal to the fair market value of the shares of the date of grant. The Plan specifies, generally, that the fair market value of the shares is the closing market price of the shares for the trading day preceding the grant date, unless modified under the terms of the grant. For future grants, including those to be made to the directors in June 2007, the exercise price will be the closing market price of the shares on the date of grant. All of the options awarded to date are for terms of 10 years, subject to earlier termination under certain circumstances as provided in the plan, and are fully vested. The options granted in 2006 were fully vested upon issuance. In addition, as described under “Certain Relationships and Related Transactions,” Rosemary Maniscalco received compensation in 2006 for providing consulting services to the Company.

The following table sets forth information regarding the compensation paid to or accrued by our current board members for 2006, except for Mr. Fanning and Mr. Maccarrone, whose compensation for serving on our board is included in the compensation shown in under “Executive Compensation—Summary Compensation Table,” below.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Rosemary Maniscalco	11,250	14,000	71,220	(3)	96,470
Gordon Robinett	16,250	14,000	—		30,250
Kenneth J. Daley	11,250	14,000	—		25,250
Daniel Raynor	11,250	14,000	—		25,250
Pierce Flynn	11,250	14,000	—		25,250

(1)	Fees for serving on the Board of Directors and, in the case of Mr. Robinett, for serving as the Chairman of our Audit Committee.

(2)	Represents expense for stock options granted under the Company’s 2002 Plan in accordance with SFAS 123(R). See “Stock Compensation Plans” in note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 for the assumptions used to value these awards.

(3)	Consulting fees as described under “Certain Relationships and Related Transactions.”

PROPOSAL NO. 2 — SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Proposal

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its wholly owned subsidiaries for the fiscal year ending December 30, 2007. This appointment is being presented to stockholders for ratification. KPMG has audited the Company’s financial statements for the past eight years. See also “Independent Registered Public Accounting Firm,” below.

Representatives of KPMG will be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and will respond to appropriate questions that may be asked by stockholders.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth certain information concerning each individual who currently serves as an executive officer or key employee of the Company, including such person’s business experience during at least the past five years and positions held with the Company. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the executive officers, nor are there any arrangements or understandings between any executive officer and another person pursuant to which he or she was selected as an officer except as may be hereinafter described.

Name	Age	Position with the Company
John C. Fanning	75	Chairman of the Board, Chief Executive Officer and Director
Harry V. Maccarrone	59	Executive Vice President, Chief Financial Officer, Secretary and Director
Robert F. Ende	48	Senior Vice President, Finance
Linda Annicelli	50	Vice President, Administration

John C. Fanning. See “Information Concerning Directors and Nominees” for additional information concerning Mr. Fanning’s business experience.

Harry V. Maccarrone. See “Information Concerning Directors and Nominees” for additional information concerning Mr. Maccarrone’s business experience.

Robert F. Ende has served as the Company’s Senior Vice President, Finance since April 2002, having previously served as the Company’s Vice President, Finance from 2000 to April 2002, as its Vice President of Financial Services from 1999 to 2000 and as its Vice President and Controller from the time of Uniforce’s merger with the Company in 1997 until 1999. Mr. Ende previously served as the Controller of Uniforce from 1994 to 1997. Prior to joining Uniforce, he held various financial executive positions in the service industry from 1983 to 1994. Mr. Ende was associated with Ernst & Young from 1980 to 1983 and is a certified public accountant.

Linda Annicelli has served as the Company’s Vice President, Administration since 1999, having previously served as the Company’s General Manager and Director of Corporate Services from 1998 to 1999 and as its General Manager from the time of Uniforce’s merger with the Company in 1997 until 1998. Prior thereto, Ms. Annicelli held various marketing and administrative positions with Uniforce, including as General Manager from 1992 to 1997 and as Director of Communications and Administration from 1989 to 1992.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or accrued by our current Chief Executive Officer, Chief Financial Officer and our other most highly compensated named executive officers who earned in excess of $100,000 in fiscal year 2006. Mr. Fanning and Mr. Maccarrone are compensated in accordance with the terms of their employment agreements with the Company. These employment agreements are described below under “Employment Agreements.”

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($) (2)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (3)	All Other Compen- sation		Total
John C. Fanning, Chairman and Chief Executive Officer	2006	473,368	—	14,000	177,374	11,926	64,974	(4)	741,642
Harry V. Maccarrone, Executive Vice President, Chief Financial Officer and Secretary	2006	322,930	40,000	14,000	—	8,689	35,876	(5)	421,495
Robert F. Ende, Senior Vice President, Finance	2006	221,128	49,000	—	—	—	10,713	(6)	280,841
Linda Annicelli, Vice President, Administration	2006	163,000	12,500	—	—	4,385	—		179,885

(1)	Represents expense for stock options granted under the Company’s 2002 Plan in accordance with SFAS 123(R). See “Stock Compensation Plans” in note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 for the assumptions used to value these awards.

(2)	Amount represents incentive bonuses earned by Mr. Fanning under the terms of his employment agreement.

(3)	Includes contributions and interest earned under the Company’s deferred compensation plan.

(4)	Includes $11,250 for board of director fees, $30,000 as an expense allowance, and $23,724 under the Company’s deferred vacation plan.

(5)	Includes $11,250 for board of director fees, $15,000 as an expense allowance, and $9,626 under the Company’s deferred vacation plan.

(6)	Represents the Company’s contribution under the Company’s deferred vacation plan.

Employment Agreements

In August 2006, the Company entered into amended and restated employment agreements with John C. Fanning, Chairman and Chief Executive Officer of the Company, and Harry V. Maccarrone, Executive Vice President and Chief Financial Officer of the Company. The agreement with Mr. Maccarrone was further amended in March 2007 to increase his salary beginning on April 1, 2007.

The agreement with Mr. Fanning, as restated, provides for a salary of $500,000 per annum, subject to annual increases as of April 1 of each year the higher of 7% or the percentage increase in the Consumer Price Index. The agreement further provides for annual incentive compensation equal to 7.5% of the Company’s pre-tax operating income, as defined, in excess of $5.0 million and less than $8.0 million, plus 5.0% of the Company’s pre- tax operating income in excess of $8.0 million and less than $10.0 million, plus 2.5% of the Company’s pre-tax operating income in excess of $10.0 million (which was prorated for 2006). Under the agreement, Mr. Fanning is entitled to a $30,000 non-accountable expense allowance during each calendar year.

The agreement continues until December 31, 2008, subject to automatic one-year renewals unless either party elects not to renew. The agreement is terminable by the Company for “just cause” and includes non-competition and confidentiality restrictions. As restated, the agreement provides for payments upon termination of his employment or upon the occurrence of a change of control, as described under “Executive Compensation— Potential Payments upon Termination or Change of Control.”

The agreement with Mr. Maccarrone, as restated and subsequently amended, provides for a base salary of $363,484 per annum, subject to annual increases as of April 1 of each year of the higher of 7% or the percentage increase in the Consumer Price Index. The current term under the agreement continues until December 31, 2008, subject to automatic one-year renewals unless either party elects not to renew. Mr. Maccarrone’s agreement provides for an allowance of $15,000 in the aggregate for accountable and non-accountable expenses. The agreement further provides for payments upon the termination of his employment or upon the occurrence of a change of control as described under “Executive Compensation— Potential Payments upon Termination or Change of Control.” The agreement with Mr. Maccarrone does not include incentive compensation provisions and has less restrictive non-competition and non-solicitation provisions than Mr. Fanning’s agreement, but it is in other respects substantially the same as Mr. Fanning’s agreement, as restated.

Grants of Plan-Based Awards

The following table provides information concerning equity incentive awards granted to the named executive officers listed in the table during 2006. We did not offer any incentive awards in 2006 under non-equity incentive plans other than the incentive compensation provisions of Mr. Fanning’s employment contract, which is included in this table. Mr. Ende and Ms. Annicelli did not receive any incentive awards in 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)	All other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (2)
John C. Fanning	6/7/2006	354,748	(1)	—	10,000	2.66	14,000
Harry V. Maccarrone	6/7/2006	—		—	10,000	2.66	14,000

(1)	Represents incentive compensation provisions of Mr. Fanning’s employment agreement assuming he earns the same incentive compensation for 2007 and 2008 as he earned for 2006. His employment agreement terminates on December 31, 2008, subject to automatic one-year renewals unless either party elects not to renew. See “Employment Agreements,” above.

(2)	These awards are made annually under the Company’s 2002 Stock Option Plan to persons elected or re-elected to the Company’s board at an exercise price equal to the closing market price of the shares for the trading day preceding the grant date, as specified in the Plan. The shares were immediately vested.

Outstanding Equity Awards at Year End

In 1993, the Company adopted with stockholder approval a Long-Term Stock Investment Plan (the “1993 Plan”) which authorized the grant of options to purchase up to 5,000,000 shares of the Company’s common stock to executives, key employees and agents of the Company and its subsidiaries. All executive officers and other officers, directors and employees, as well as independent agents and consultants, of the Company and its subsidiaries were eligible to participate in the 1993 Plan and to receive grants made before December 31, 2002. Effective as of December 31, 2002, the Company could no longer grant options under the 1993 Plan.

In 2002, the Company adopted the 2002 Stock Option Plan, which was amended in 2006, in each case with stockholder approval. The 2002 Stock Option Plan, as amended, authorizes the grant of options to purchase up to 2,000,000 shares of the Company’s common stock to executives, key employees and agents of the Company and its subsidiaries. All executive officers and other officers, directors and employees, as well as independent agents and consultants, of the Company and its subsidiaries are eligible to participate in this plan and to receive grants.

The following table shows outstanding equity awards to the named executive officers of the Company at December 31, 2006. These awards were made under the 1993 Plan and the 2002 Stock Option Plan. None of the named executive officers held unvested, unearned or currently unexercisable options granted under these plans.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date
John C. Fanning	200,000	5.25	1/26/2009
	200,000	2.00	4/2/2010
	10,000	1.50	6/11/2011
	10,000	1.10	6/10/2012
	75,000	1.45	6/10/2012
	10,000	0.66	8/10/2013
	10,000	2.19	6/7/2014
	75,000	3.02	1/16/2015
	10,000	2.00	6/7/2015
	10,000	2.66	6/4/2016
Harry V. Maccarrone	30,000	7.00	11/24/2007
	100,000	5.25	1/26/2009
	10,000	2.00	10/11/2009
	100,000	2.00	4/2/2010
	20,000	2.00	5/16/2010
	10,000	1.50	6/11/2011
	10,000	1.10	6/10/2012
	75,000	1.45	6/10/2012
	10,000	0.66	8/10/2013
	10,000	2.19	6/7/2014
	75,000	3.02	1/16/2015
	10,000	2.00	6/7/2015
	10,000	2.66	6/4/2016
Robert F. Ende	5,000	10.00	1/3/2008
	5,000	2.00	10/11/2009
	5,000	2.00	4/2/2010
	20,000	2.00	5/16/2010
	50,000	1.45	6/10/2012
	60,000	3.02	1/16/2015
Linda Annicelli	5,000	10.00	1/3/2008
	10,000	2.00	10/11/2009
	10,000	2.00	4/2/2010
	15,000	1.45	6/10/2012
	30,000	3.02	1/16/2015

(1)	All of the options listed were fully vested at December 31, 2006.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options or held restricted stock awards in fiscal 2006.

Nonqualified Deferred Compensation Plans

The following table provides information on contributions, earnings and aggregate balances under the Company’s Deferred Compensation Plan and Deferred Vacation Plan.

Name	Executive Contributions in 2006 ($)	Company Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Dec. 31, 2006 ($)
John C. Fanning	—	26,331	9,319	—	229,599
Harry V. Maccarrone	—	13,445	4,870	—	118,308
Robert F. Ende	—	8,703	2,010	—	53,465
Linda Annicelli	—	2,783	1,602	—	36,725

The Company’s Deferred Compensation Plan and Deferred Vacation Plan were amended by our board effective as of November 1, 2006 upon the recommendation of the Stock Option and Compensation Committee, principally to conform the terms to the regulations proposed under Section 409A of the Internal Revenue Code. The IRS issued final regulations under Section 409A in April 2007 and the Stock Option and Compensation Committee will consider any further amendments to the plans to conform the terms of the plans to the final regulations. Under the Deferred Compensation Plan, the Stock Option and Compensation Committee has authority to make and modify deferred credit awards to plan participants, who receive quarterly contributions for each deferred credit earned, together with interest at the mid-term quarterly applicable rate as set by the IRS, compounded quarterly. Deferred compensation is paid out over one-half of the number of quarterly periods over which it has been accrued, subject to acceleration upon a change of control. The Deferred Vacation Plan provides for deferred credits for unused vacation days above a threshold, together with interest at 5% per annum, with payments to be made to plan participants following their termination, subject to acceleration upon a change of control. The term “change of control” is defined to mean any change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as provided in the regulations under section 409A of the Internal Revenue Code.

Potential Payments upon Termination or Change of Control

We have entered into employment agreements with two of the named executive officers, John C. Fanning, Chairman and Chief Executive Officer, and Harry V. Maccarrone, Executive Vice President and Chief Financial Officer, that require us to make payments and provide various benefits to these executives in the event of the executive’s termination or a change of control in the Company. In addition, all of our named executive officers are participants in one or both of our Deferred Compensation Plan and our Deferred Vacation Plan, as discussed above under “Nonqualified Deferred Compensation Plans.” The terms of these employment agreements, and the estimated value of the payments and benefits due to these executive officers under the agreements and the plans are detailed below.

John C. Fanning. Under Mr. Fanning’s employment agreement, upon a change of control (as defined), Mr. Fanning is entitled to receive:

•

a lump sum cash payment on the date of the change of control equal to 300% of (i) his then current annual base salary, (ii) the highest amount of any cash bonus and incentive compensation paid to him in any one of the three preceding calendar years, (iii) the annual cost to the Company of benefits provided to Mr. Fanning, other than healthcare or disability benefits, (iv) the amount of the Company’s deferred compensation contributions in the preceding calendar year, and (v) the fair market value of any car leased for his benefit, and

•	a cash payment equal to any excise tax due under Section 4999 of the Internal Revenue Code, grossed up for any federal, state and local income taxes.

The term “change of control” is defined in his employment agreement to mean any change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as provided in the regulations under section 409A of the Internal Revenue Code. In addition, any unvested options held by Mr. Fanning at the time of a change of control will immediately vest and payments under the Company’s Deferred Compensation Plan and Deferred Vacation Plan will be accelerated. See “Nonqualified Deferred Compensation Plans,” above.

If his employment is terminated other than for just cause (as defined in the agreement), death or disability, or if he resigns due to the Company’s uncured breach of the agreement, Mr. Fanning will be entitled to receive his full compensation for the balance of the term of the agreement, which currently expires on December 31, 2008. This compensation includes his base salary, subject to increase as provided in the agreement, incentive compensation for each remaining year in the term, the non-accountable allowance, and other benefits, as described above under “Employment Agreements.” In addition, if such termination occurs prior to a change of control, he will be entitled to receive a lump sum cash payment payable six months after the termination equal to (i) his annual base salary at the time of termination, (ii) the highest amount of any cash bonus and incentive compensation paid to him in any one of the three preceding calendar years, (iii) the annual cost to the Company of benefits provided to Mr. Fanning, other than healthcare benefits, and (iv) the amount of the Company’s deferred compensation contributions for the prior year. Mr. Fanning would also continue to receive healthcare benefits for an additional one year period or reimbursement in an amount of COBRA or his cost of other healthcare insurance, as the case may be.

If Mr. Fanning is disabled, he will be entitled to receive his full compensation for a period of 12 months, at the end of which period he can be terminated. If the Company terminates Mr. Fanning’s employment for just cause, upon death or following the end of the 12-month disability period, or if Mr. Fanning resigns voluntarily or retires, he will be entitled to receive (i) any accrued base salary and vacation through the termination date, (ii) reimbursable expenses not previously reimbursed, and (iii) annual bonus for the fiscal year immediately preceding that fiscal year in which the termination occurs if not yet paid and the prorated portion of any bonus determined but not yet paid for the fiscal year of the termination.

The following table shows the amounts the Company reasonably estimates would have been payable to Mr. Fanning if his employment had terminated or a change of control had occurred at December 31, 2006.

As of December 31, 2006	Death or Disability ($) (1)	Voluntary Termination and Retirement ($)	For Cause ($)	Not for Cause ($) (2)	Change of Control ($)
John C. Fanning
Base Salary	—	—	—	1,607,450	1,500,000
Incentive Compensation (3)	—	—	—	532,122	532,122
Expense Allowance	—	—	—	90,000	90,000
Stock Options (4)	—	—	—	—	—
Benefits continuation/recompense	19,231 (5)	19,231 (5)	19,231 (5)	51,476 (6)	32,000 (7)
Deferred Compensation/Vacation (8)	229,599	229,599	229,599	336,550	91,251
Gross up (9)	—	—	—	—	722,034

Total	248,830	248,830	248,830	2,617,598	2,967,407

(1)	The executive is to receive full compensation during the period of disability, not exceeding 12 months, after which he may be terminated without further compensation, other than, as described in the narrative above, payments to which he is entitled under the Deferred Compensation Plan and Vacation Plan, any other compensation earned but not paid as of the date of termination and reimbursable expenses not previously reimbursed.

(2)	Assumes, prior to a change of control, full compensation, benefits and allowances at 2006 levels through December 31, 2008, subject to base salary escalation at 7% on April 1, 2007 and 2008, plus one additional year of full compensation (at the rate in effect on the date of termination).

(3)	Based upon 2006 incentive compensation (which is the highest level of the past three years).

(4)	All options are currently vested, so none become vested on an accelerated basis upon a change of control or termination.

(5)	Represents payment that would be made for accrued vacation not subject to the Deferred Vacation Plan.

(6)	$19,231 represents payment that would be made for accrued vacation not subject to the Deferred Vacation Plan. $32,245 represents estimated cost of health benefits based upon 2006 rates.

(7)	Represents amount payable based upon estimated value of leased automobile.

(8)	Assumes contributions to these plans through 2006, plus interest.

(9)	Assumes excise tax at a rate of 20% with gross-ups based on a combined rate of 32% for federal, state and local income taxes.

Harry V. Maccarrone. Under Mr. Maccarrone’s employment agreement, upon a change of control (as defined), Mr. Maccarrone is entitled to receive:

•

a lump sum cash payment on the date of the change of control equal to 300% of (i) his then current annual base salary, (ii) the highest amount of any cash bonus paid to him in any one of the three preceding calendar years, (iii) the annual cost to the Company of benefits provided to Mr. Maccarrone, other than healthcare or disability benefits, and (iv) the amount of the Company’s deferred compensation contributions in the preceding calendar year, and

•	a cash payment equal to any excise tax due under Section 4999 of the Internal Revenue Code, grossed up for any federal, state and local income taxes.

The term “change of control” is defined in his employment agreement to mean any change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as provided in the regulations under section 409A of the Internal Revenue Code. In addition, any unvested options held by Mr. Maccarrone at the time of a change of control will immediately vest and payments under the Company’s Deferred Compensation Plan and Deferred Vacation Plan will be accelerated. See “Nonqualified Deferred Compensation Plans,” above.

If his employment is terminated other than for just cause (as defined in the agreement), death or disability, or if he resigns due to the Company’s uncured breach of the agreement, Mr. Maccarrone will be entitled to receive his full compensation for the balance of the term of the agreement, which currently expires on December 31, 2008. This compensation includes his base salary, subject to increase as provided in the agreement, the non-accountable expense allowance, and other benefits, as described above under “Employment Agreements.” In addition, if such termination occurs prior to a change of control, he will be entitled to receive a lump sum cash payment payable six months after the termination equal to (i) his annual base salary at the time of termination, (ii) the highest amount of any cash bonus paid to him in any one of the three preceding calendar years, (iii) the annual cost to the Company of benefits provided to Mr. Maccarrone, other than healthcare benefits, and (iv) the amount of the Company’s deferred compensation contributions. Mr. Maccarrone would also continue to receive healthcare benefits for an additional one year period or reimbursement in an amount of COBRA or his cost of other healthcare insurance, as the case may be.

If Mr. Maccarrone is disabled, he will be entitled to receive his full compensation for a period of 12 months, at the end of which period he can be terminated. If the Company terminates Mr. Maccarrone’s employment for just cause, upon death or following the end of the 12-month disability period, or if Mr. Maccarrone resigns voluntarily or retires, he will be entitled to receive (i) any accrued base salary and vacation through the termination date, (ii) reimbursable expenses not previously reimbursed, and (iii) annual bonus for the fiscal year immediately preceding that fiscal year in which the termination occurs if not yet paid and the prorated portion of any bonus determined but not yet paid for the fiscal year of the termination.

The following table shows the amounts the Company reasonably estimates would have been payable to Mr. Maccarrone if his employment had terminated or a change of control had occurred at December 31, 2006.

As of December 31, 2006	Death or Disability ($) (1)	Voluntary Termination and Retirement ($)	For Cause ($)	Not for Cause ($) (2)	Change of Control ($)
Harry V. Maccarrone
Base Salary	—	—	—	1,082,852	991,320
Bonus (3)	—	—	—	120,000	120,000
Expense Allowance	—	—	—	45,000	45,000
Stock Options (4)	—	—	—	—	—
Benefits continuation or recompense	12,709 (5)	12,709 (5)	12,709 (5)	44,955 (6)	—
Deferred Compensation/Vacation (7)	118,308	118,308	118,308	173,255	49,692
Gross up (8)	—	—	—	—	364,186

Total	131,017	131,017	131,017	1,466,062	1,570,198

(1)	The executive is to receive full compensation during the period of disability, not exceeding 12 months, after which he may be terminated without further compensation, other than, as described in the narrative above, payments to which he is entitled under the Deferred Compensation Plan and Vacation Plan, any other compensation earned but not paid as of the date of termination and reimbursable expenses not previously reimbursed.

(2)	Assumes, prior to a change of control, full compensation, benefits and allowances at 2006 levels through December 31, 2008, subject to base salary escalation at 7% on April 1, 2007 and 2008, plus one additional year of full compensation (at the rate in effect on the date of termination).

(3)	Based upon 2006 bonus (which is the highest level of the past three years).

(4)	All options are currently vested, so none become vested on an accelerated basis upon a change of control or termination.

(5)	Represents payment that would be made for accrued vacation not subject to the Deferred Vacation Plan.

(6)	$12,709 represents payment that would be made for accrued vacation not subject to the Deferred Vacation Plan. $32,246 represents estimated cost of health benefits based upon 2006 rates.

(7)	Assumes contributions to these plans through 2006, plus interest.

(8)	Assumes excise tax at a rate of 20% with gross-ups based on a combined rate of 32% for federal, state and local income taxes.

Robert F. Ende. Mr. Ende participates in our Deferred Vacation Plan. If his employment had been terminated at December 31, 2006, he would have been entitled to receive accelerated payments of his benefits under this plan, which were $53,465 on that date.

Linda Annicelli. Ms. Annicelli participates in our Deferred Compensation Plan. If her employment had been terminated at December 31, 2006, she would have been entitled to receive accelerated payments of her benefits under this plan, which were $36,725 on that date.

Compensation Committee Interlocks and Insider Participation

Kenneth J. Daley and Gordon Robinett serve on the Company’s Stock Option and Compensation Committee. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s executive compensation policy is to provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, to compensate employees in a manner best calculated to recognize individual, group and Company performances and to seek to align the interests of the employees with the interests of the Company’s stockholders. The Stock Option and Compensation Committee has responsibility for administering the Company’s stock option plans and for reviewing and approving executive and employee salaries, bonuses, non-cash incentive compensation and benefits.

The elements of our compensation program for executive officers are:

•	Base salary

•	Cash bonuses

•	Benefits

•	Stock options

•	Deferred compensation

•	Change of control protections

Base Salaries

We seek to set base salaries for executives at competitive levels in order to seek to retain executives and ensure high morale. We do not adhere to rigid income markers or job classifications in setting base salaries. However, due to the nature of the Company’s business, our Stock Option and Compensation Committee members, our board, our senior management and our other executives have ready access to salary and labor statistics, which we believe enables us to establish base salaries at appropriate levels. Generally, salaries for executives are adjusted annually based upon formal and informal discussions among the executives. Salary adjustments that are acceptable to both the executive and Mr. Fanning are submitted to the Stock Option and Compensation Committee for consideration and approval. The base salary of Harry Maccarrone, our Executive Vice President and Chief Financial Officer, is set under the terms of an employment agreement, which was restated in 2006 and amended in 2007.

In 2006, the Committee engaged R. G. Quintero & Co. to prepare a compilation of cash compensation paid to senior executives of peer group staffing companies, which indicated that Mr. Fanning’s base salary as well as his overall cash compensation was in the lowest quartile. Mr. Fanning requested an increase of his annual base salary from $441,000 to $500,000 effective August 1, 2006, which the Committee approved after consideration of this compilation of peer group executive compensation. Mr. Fanning’s base salary was subsequently increased to $535,000 effective as of April 1, 2007 under the annual adjustment clause in his employment agreement.

Cash Bonuses

We make discretionary bonus awards in the first quarter of each year based upon formal and informal discussions among the executives. We pay bonuses to reward our executives for their contributions to the financial success of the Company and for their personal performance and commitment to the Company. We believe that our use of discretionary bonuses encourages our executives to consider the overall interests of our Company in their decision-making. Generally, in the first quarter of each year, Mr. Fanning submits his recommendations as to the discretionary cash bonuses for all executives, other than himself, to the Stock Option and Compensation Committee for consideration and approval.

In August 2006, the Stock Option and Compensation Committee approved amendments to Mr. Fanning’s employment agreement, which provides for annual incentive compensation equal to 7.5% of the Company’s pre-tax operating income, as defined, in excess of $5.0 million and less than $8.0 million, plus 5.0% of the Company’s pre-tax operating income in excess of $8.0 million and less than $10.0 million, plus 2.5% of the Company’s pre-tax operating income in excess of $10.0 million (prorated for 2006). Prior to this amendment, the agreement provided for annual incentive compensation equal to 5% of the Company’s pre-tax operating income, as defined, in excess of $2.5 million and less than $3.0 million and 3.5% of the Company’s pre-tax operating income in excess of $3.0 million. The Committee members believe that the new structure creates proper incentives for Mr. Fanning based upon our current business model and the accounting polices we have adopted since we put the original incentive structure in place. The Committee approved the terms of this incentive arrangement after considering a compilation of peer group executive compensation prepared for the Committee by R. G. Quintero & Co. discussed under “Base Salaries,” above.

Benefits

We seek to structure our benefit packages for executives so that they are generally comparable to those offered by companies that could be expected to compete with us for executives of like talent and experience.

Stock Options

We have established our 2002 Stock Option Plan for the purpose of making option awards to executives as well as directors, key employees and consultants. We believe that making stock option awards encourages our executives to focus on stockholder value. Options have not been awarded to executives on a regular basis. No options were awarded to executives in 2006 other than an award of options to purchase 10,000 shares to each of Mr. Fanning and Mr. Maccarrone in their capacity as directors. Under resolutions approved by the board, all directors receive options to purchase 10,000 shares of our common stock upon their election to our board and annually upon re-election. The Plan provides that options will be granted at exercise prices equal to the fair market value of our shares on the date of grant, which is defined in the Plan, generally, to be the closing price of the last completed trading day prior to grant. By resolution, the board has determined, going forward, to set the exercise price at the closing price of our share on the date of grant.

Deferred Compensation

Our Deferred Compensation Plan and our Deferred Vacation Plan were amended by our board effective as of November 1, 2006, principally to conform the terms to the regulations proposed under Section 409A of the Internal Revenue Code. The IRS issued final regulations under Section 409A in April 2007 and the Stock Option and Compensation Committee will consider any further amendments to these plans to conform the terms of the plans to the final regulations. The Stock Option and Compensation Committee has authority to make and modify deferred credit awards to plan participants under the Deferred Compensation Plan, but it did not modify the credit amounts in 2006. The Deferred Vacation Plan provides benefits to executives who do not take all of the vacation days they are entitled above the minimum threshold. We believe that offering these modest deferred benefits provides appropriate balance in the mix of the elements of our compensation program.

Change of Control Protections

We offer change of control protections to our top two executives, Mr. Fanning and Mr. Maccarrone, under their employment agreements. In addition, our 2002 Stock Option Plan provides for acceleration of vesting of unvested options upon a change of control. We offer change of control protections to maintain a balanced compensation program for our top executives.

Under Section 162(m) of the Code, the IRS will generally deny the deduction of compensation paid to executives to the extent their compensation exceeds $1.0 million, subject to an exception for compensation that meets performance-based requirements. While we generally seek to be able to deduct compensation paid to highly compensated officers for federal income tax purposes, under the employment agreements with John C. Fanning and Harry V. Maccarrone, we could be obligated to make payments to them that exceed the deductible threshold upon a change of control or in the event we are obligated to make severance payments to them upon termination. Furthermore, neither the Board nor the Stock Option and Compensation Committee subscribes to the view that an executive’s compensation should be limited to the amount deductible if it is not reasonably practicable to compensate him or her in a manner that will ensure full deductibility.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

We, the Stock Option and Compensation Committee, have reviewed and discussed the Compensation and Discussion and Analysis beginning on page 14 of this proxy statement with management. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Stock Option and Compensation Committee:

Kenneth J. Daley

Gordon Robinett

REPORT OF THE AUDIT COMMITTEE

This report is submitted by the Audit Committee of the Company’s Board of Directors. The report describes the responsibilities and functions of the Committee. The Audit Committee is responsible for recommending to the Board of Directors the selection of the independent registered public accounting firm to audit the Company’s consolidated financial statements. The Committee also oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s quarterly condensed consolidated financial statements for each of the first three quarters of fiscal 2006 and the audited consolidated financial statements for fiscal 2006. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee also met with KPMG, the Company’s independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’ internal controls, and the overall quality of the Company’ financial reporting.

In the course of reviewing the Company’s consolidated financial statements for the year ended December 31, 2006, the Audit Committee also discussed with KPMG its judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards including Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 which the Committee received from KPMG, and considered the compatibility of non-audit services with KPMG’s independence.

Based upon its discussion with management and the independent auditors and its review of the representations of management and the report of the independent auditors to the Audit Committee, the Committee recommended that the Board of Directors should include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

The Audit Committee also considered and pre-approved specific non-audit services to be performed by KPMG, concluding that the provision of these non-audit services is compatible with maintaining KPMG’s independence. The Audit Committee reviews the Audit Committee charter annually.

Audit Committee:

Kenneth J. Daley

Daniel Raynor

Gordon Robinett

PRINCIPAL STOCKHOLDERS

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares and percentage of common stock known to the Company (based upon representations made to it or public filings with the Securities and Exchange Commission) to be beneficially owned as of April 26, 2007 by (i) each person who beneficially owns more than 5% of the shares of common stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of common stock so indicated. Unless otherwise indicated below, the business address for each person shown is 415 Crossways Park Drive, P.O. Box 9006, Woodbury, NY 11797. There were 17,385,547 shares of common stock issued and outstanding as of April 26, 2007.

Name and Address of Beneficial Owner	Number (1)	Percentage (1)
Management:
John C. Fanning (2)(3)	5,355,097	29.8%
Harry V. Maccarrone, individually (4)	480,552	2.7%
Harry V. Maccarrone, as a fiduciary for the benefit of others (4)	5,286,279	30.4%
Rosemary Maniscalco (3)(5)	125,000	*
Daniel Raynor (6)	90,000	*
Gordon Robinett (7)	71,000	*
Kenneth J. Daley (8)	84,000	*
Pierce J. Flynn (9)	30,000	*
Robert F. Ende (10)	148,422	*
Linda Annicelli (11)	72,031	*
Directors and officers as a group (12)	7,021,484	37.0%
Others:
ARTRA GROUP Incorporated 500 Central Avenue Northfield, Illinois 60093	1,525,500	8.8%

*	Less than 1%

(1)	For purposes of this table, shares are considered “beneficially owned” if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as “currently exercisable.”

(2)	The shares beneficially owned by Mr. Fanning, the Chairman and Chief Executive Officer of the Company, are (i) 24,200 shares currently held of record by him, (ii) 4,720,897 shares owned by the John C. Fanning Revocable Trust, of which Mr. Fanning is the beneficiary and a co-trustee, (iii) 200,000 shares issuable upon exercise of a currently exercisable option at an exercise price of $5.25 per share, (iv) 210,000 shares issuable upon exercise of a currently exercisable option at an exercise price of $2.00 per share, (v) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.50 per share, (vi) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.10 per share, (vii) 75,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.45 per share, (viii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $0.66 per share, (ix) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.19 per share, (x) 75,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $3.02 per share, and (xi) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.66 per share. As a co-trustee with Mr. Fanning, Harry V. Maccarrone shares voting power with respect to the shares held by the John C. Fanning Revocable Trust.

(3)	Not included in the shares beneficially owned by John C. Fanning are up to 14.4 million shares of common stock issuable upon conversion of the Convertible Notes, the Series 2003A Preferred Stock, the Series 2003B Preferred Stock and the Series 2004A Preferred Stock held by the Fanning CPD Assets, LP, a limited partnership in which John C. Fanning holds an 82.4% economic interest. Ms. Maniscalco is the general partner of this limited partnership. Under their terms, none of the Convertible Notes, the Series 2003A Preferred Stock, the Series 2003B Preferred Stock or the Series 2004A Preferred Stock can be converted into common stock if the conversion would result in the occurrence of a “change of control” under the indenture governing the Senior Notes. In such case, the Convertible Notes, the Series 2003A Preferred Stock, the Series 2003B Preferred Stock and the Series 2004A Preferred Stock are convertible into shares of non-voting participating preferred stock having a liquidation preference of $0.01 per share (but no other preferences) to be created by the Company. This participating preferred stock will in turn be convertible into common stock (on the same basis as if a direct conversion had been permitted) once the same restrictions are removed. As a result of Mr. Fanning’s current beneficial ownership position, a conversion of all of the Series 2003A, 2003B and 2004A Preferred Stock beneficially held by him into common stock would not currently be permitted, nor is it anticipated that it will be permitted prior to the repayment of the Senior Notes, which mature on December 1, 2010. If all such shares were deemed to be owned beneficially by Mr. Fanning, he would hold 60.8% (rather than, as shown in the table, 29.8%) of the Company’s common stock, which would result in a change of control of the Company.

(4)	The shares beneficially owned by Mr. Maccarrone, Executive Vice President, Chief Financial Officer and Secretary of the Company, are (i) 10,552 shares currently held of record by him, (ii) 30,000 shares issuable to him upon exercise of a currently exercisable option at an exercise price of $7.00 per share, (iii) 100,000 shares issuable upon exercise of a currently exercisable option at an exercise price of $5.25 per share, (iv) 140,000 shares issuable upon exercise of three currently exercisable options at an exercise price of $2.00 per share, (v) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.50 per share, (vi) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.10 per share, (vii) 75,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.45 per share, (viii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $0.66 per share, (ix) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.19 per share, (x) 75,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $3.02 per share, (xi) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.66 per share, and (xii) 4,720,897 shares owned by the John C. Fanning Revocable Trust, of which Mr. Maccarrone is a co-trustee, and (xiii) 565,382 shares held by Fanning Asset Partners, L.P., a limited partnership in which Maccarrone is the president and sole shareholder of the corporation, HM Assets, Inc., that serves as its general partner, for the benefit of certain members of Mr. Fanning’s family. Harry V. Maccarrone holds voting power with respect to the shares held by the limited partnership and, as a co-trustee with Mr. Fanning, shares voting power with respect to the shares held by the John C. Fanning Revocable Trust.

(5)	The shares beneficially owned by Ms. Maniscalco, the Vice Chairman and a Director of the Company are (i) 25,000 shares currently held of record by her, (ii) 10,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $1.50 per share, (iii) 10,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $1.10 per share, (iv) 25,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $1.45 per share, (v) 10,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $2.19 per share, (vi) 25,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $3.02 per share, (vii) 10,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $2.00 per share, and (viii) 10,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $2.66 per share.

(6)	The shares beneficially owned by Mr. Raynor, a Director of the Company, are (i) 10,000 shares issuable to him upon exercise of a currently exercisable option at an exercise price of $4.94 per share, (ii) 10,000 shares issuable to him upon exercise of a currently exercisable option at an exercise price of $3.13 per share, (iii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.75 per share, (iv) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.50 per share, (v) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.10 per share, (vi) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $0.66 per share, (vii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.19 per share, (viii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.00 per share, and (ix) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.66 per share.

(7)	The shares beneficially owned by Mr. Robinett, a Director of the Company, are (i) 1,000 shares owned of record, (ii) 10,000 shares issuable to him upon exercise of a currently exercisable option at an exercise price of $4.94 per share, (iii) 10,000 shares issuable to him upon exercise of a currently exercisable option at an exercise price of $3.13 per share, (iv) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.75 per share, (v) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.50 per share, (vi) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.19 per share, (vii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.00 per share, and (viii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.66 per share.

(8)	The shares beneficially owned by Mr. Daley, a Director of the Company, are (i) 64,000 shares held of record, (ii) 10,000 shares issuable to him upon exercise of a currently exercisable option at an exercise price of $3.13 per share, and (iii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.66 per share.

(9)	The shares beneficially owned by Mr. Flynn, a Director of the Company, are (i) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.19 per share, (ii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.00 per share, and (iii) 10,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $2.66 per share.

(10)	The shares beneficially owned by Mr. Ende, Senior Vice President, Finance of the Company, are (i) 3,422 shares owned of record by him, (ii) 5,000 shares issuable to him upon exercise of a currently exercisable option at an exercise price of $10.00 per share, (iii) 30,000 shares issuable to him upon the exercise of currently exercisable options at an exercise price of $2.00 per share, (iv) 50,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $1.45 per share, and (v) 60,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $3.02 per share.

(11)	The shares beneficially owned by Ms. Annicelli, the Vice President, Administration of the Company, are (i) 2,031 shares owned of record by her, (ii) 5,000 shares issuable to her upon exercise of a currently exercisable option at an exercise price of $10.00 per share, (iii) 20,000 shares issuable to her upon the exercise of currently exercisable options at an exercise price of $2.00 per share, (iv) 15,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $1.45 per share, and (v) 30,000 shares issuable to her upon the exercise of a currently exercisable option at an exercise price of $3.02 per share.

(12)	The shares shown to be beneficially owned by the directors and officers as a group include shares held of record by them or an affiliate and shares issuable upon the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, certain of its officers and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to persons who are officers or directors of the Company or holders of 10% of the Company’s common stock were complied with in fiscal 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the Fanning Partnership: Fanning CPD Assets, LP, a limited partnership in which John C. Fanning, the Company’s chairman and chief executive officer, holds the principal economic interest (the “Fanning Partnership”), is the holder of $1.5 million principal amount of the Company’s 8.0% Subordinated Convertible Note due December 2, 2009 (the “Convertible Note”). Under the terms of the Convertible Note, the Company is permitted to pay interest in cash or kind, at its election. As permitted, on the two semi-annual interest payment dates of June 1, 2006 and December 1, 2006, the Company elected to pay the interest in kind. Accordingly, on June 1, 2006 and December 1, 2006, $56,217 and $58,466, respectively, were added to the principal of the Convertible Note.

Other Transactions: Rosemary Maniscalco, through a company owned by her, provides consulting services to the Company at the current rate of $1,400 per day, plus expenses. During fiscal 2006, the Company paid her up to $1,300 per day for such consulting services. Rosemary Maniscalco, the Vice Chairman of the Company, is the general partner of the Fanning Partnership but holds no pecuniary interest in the Fanning Partnership.

See “Executive Compensation—Employment Agreements” for a description of the employment agreements entered into between the Company and each of John C. Fanning, the Chairman and Chief Executive Officer of the Company, and Harry V. Maccarrone, the Executive Vice President of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services Provided by the Company’s Independent Registered Public Accounting Firm

Audit Fees: KPMG billed the Company an aggregate of $372,000 in fiscal 2006 and $255,000 in fiscal 2005 for fees for professional services rendered in connection with the audits of the Company’s consolidated financial statements and for the reviews of the condensed consolidated financial statements included in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Audit-Related Fees: KPMG billed the Company an aggregate of $48,000 in fiscal 2005 for assurance and related services that are traditionally performed by auditors. KPMG did not bill the Company any amount for such services in fiscal 2006.

Tax Fees: KPMG billed the Company an aggregate of $92,000 in fiscal 2006 and $129,000 in fiscal 2005 for tax compliance, tax advice and tax planning services.

All Other Fees: KPMG did not bill the Company for any other services in fiscal 2006 or 2005.

Pre-Approval of Services

In accordance with the requirements of the Securities and Exchange Commission, the American Stock Exchange and the Charter of the Audit Committee, the Audit Committee must pre-approve all auditing services (which may entail providing comfort letters in connection with securities underwritings) and non-audit services proposed to be provided by the Company’s auditor, except for non-audit services within the permitted de minimis amount. All of the services described above were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

To be considered for inclusion in the Company’s proxy statement for next year’s annual meeting of stockholders, stockholder proposals must be sent to the Company, directed to the attention of Linda Annicelli, Vice President, Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, for receipt not later than January 15, 2008. Our policy for addressing communications from stockholders and others is available on our website at www.comforce.com.

GENERAL AND OTHER MATTERS

Management knows of no matters, other than those referred to in this proxy statement, which will be presented to the meeting. However, if any other matters properly come before the meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on such matters.

The Company will bear the expense of preparing, printing and mailing this proxy statement, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.

A copy of the annual report on Form 10-K that accompanies this proxy statement will be posted on the Company’s website: www.comforce.com. In addition, the Company will provide to stockholders upon request, without charge, copies of the exhibits to the annual report. Requests should be submitted to Linda Annicelli, Vice President, Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797.

By Order of the Board of Directors

Harry V. Maccarrone, Secretary

Woodbury, New York

April 26, 2007

PROXY

COMFORCE CORPORATION

Solicited by the Board of Directors for the

2007 Annual Meeting of Stockholders

415 Crossways Park Drive, P.O. Box 9006

Woodbury, New York 11797

The undersigned hereby appoints John C. Fanning and Harry V. Maccarrone as Proxies, each with the power to appoint his substitute, to vote all of the shares of Common Stock of COMFORCE Corporation, a Delaware corporation (the “Company”), held of record by the undersigned on the record date, April 26, 2007, at the 2007 Annual Meeting of Stockholders to be held on June 12, 2007, or any adjournment thereof, as directed and, in their discretion, on all other matters which may properly come before the meeting. The undersigned directs said proxies to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement.

Holders of record of the Company’s Common Stock at the close of business on the record date will be entitled to vote at the Annual Meeting. Holders of Common Stock will be entitled to one vote for each share then held. Each stockholder may vote in person or by proxy. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may withhold authority to vote for any nominee(s) by so indicating on the reverse side.

The votes represented by this proxy will be voted as marked by you. However, if you properly execute and return the proxy unmarked, such votes will be voted FOR all of the proposals. Any proxy that is not properly executed shall be ineffective. Please mark each box with an “x”.

(Continued, and to be marked, dated and signed, on the other side)

ANNUAL MEETING OF STOCKHOLDERS OF

COMFORCE CORPORATION

June 12, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

20730000000000000000 5 061207

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:				2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O John C. Fanning O Harry V. Maccarrone O Rosemary Maniscalco O Kenneth J. Daley O Daniel Raynor O Gordon Robinett O Pierce J. Flynn

The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted FOR all of the proposals. Please mark each box with an “x”.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered names) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.